Exhibit 10.1

Summary of Named Executive Officer 2006 Salaries, 2005 Bonus
Awards, 2006 Bonus Potential, and 2006 Equity and Performance Awards

Base Salary Adjustments.  The Compensation Committee approved adjustments to the annual base salaries (effective as of July 1, 2006) for four of the five Named Executive Officers after a review of performance and competitive market data.  The table below sets forth the annual base salary levels of the Company's Named Executive Officers for 2005 and 2006 (the salary for each year became, or will become, effective as of July 1 of such year).  The Named Executive Officers were determined based on those identified in the Summary Compensation Table contained in the Company’s proxy statement dated April 22, 2005 (the “2005 Proxy Statement”) and expected to be named in the Company’s proxy statement to be filed in April, 2006.

Annual Bonus Awards.  The Compensation Committee also authorized the payment of annual incentive (i.e., bonus) awards to each of the Company's executive officers in respect of the year ended December 31, 2005.  The annual bonus awards were made pursuant to the Company's annual bonus plan, with target percentages ranging from 40% to 100 % in 2005.  For each of the Named Executive Officers other than Mr. McNamee, the award and the target percentages were established pursuant to the individual’s employment agreement with the Company, which are listed as exhibits to the Company’s Current Report on Form 8-K to which this Exhibit 10.1 is attached and which are hereby incorporated by reference herein.  The Employment Agreements for Messrs. Paz, Lowenberg and Boudreau are also described in the 2005 Proxy Statement under the caption “Executive Compensation — Employment Agreements — Employment Agreements with Other Executive Officers” beginning on page 21.

Pursuant to the bonus plan, in order for any bonus amount to be paid the Company must meet an annual financial goal which is based on budgeted EBITDA (earnings before interest, taxes, depreciation and amortization) and earnings per share.  If the corporate financial target is not met, then the corporate bonus pool is reduced to the extent necessary to enable the Company to meet its target.  If the Company has met its annual financial goal, then actual bonus awards for executive officers are determined based on the executive officers’ respective bonus targets and an evaluation by the Committee (and in the case of senior executives also by the CEO) of the extent to which work plan goals were achieved.  In addition, if the Company meets certain “stretch” financial and work plan targets, bonus targets may be increased by as much as 100%.  The Committee reviews and approves the annual financial targets and the stretch work plan goals.  In determining the extent of the achievement of work plan goals, the Committee and the CEO evaluate the executive’s individual contribution to the corporate work plan.  For 2005, the Company achieved its “stretch” financial and work plan goals, and, accordingly, bonuses awarded to the Named Executive Officers were enhanced by up to 100%.

The Compensation Committee also authorized the award of annual incentive (i.e., bonus) awards to each of the Company’s executive officers in respect of the year ending December 31, 2006.  The terms and conditions of the awards are substantially the same as those for 2005.

The following table sets forth the 2005 and 2006 base salary levels, along with the annual bonus awards for 2005 and the target annual bonus percentages for 2006, for each of the Named Executive Officers:

		Annual Base Salary		Annual Bonus Award	Base Bonus Target Percentage
Name	Title	2005	2006	2005	2006
George Paz	President & Chief Executive Officer	$650,000	$780,000	$1,200,500	100%
David Lowenberg	Chief Operating Officer	$464,000	$482,000	$649,600	70%
Edward J. Stiften	Senior Vice President & Chief Financial Officer	$341,000	$409,000	$456,940	67%
Thomas M. Boudreau	Senior Vice President & General Counsel	$411,000	$411,000	$526,080	64%
Patrick McNamee	Senior Vice President & Chief Information Officer	$325,000	$339,000	$403,000	62%

Annual Long Term Incentive Awards

On February 28, 2006, the Compensation Committee approved awards of certain long term incentive compensation to each of the Named Executive Officers.  The long term incentive compensation awards are comprised of a mix of performance shares, stock appreciation rights and restricted stock, all of which were granted under the Company’s amended and restated 2000 Long Term Incentive Plan, as amended (the “2000 LTIP”), as follows:

Name	Title	Performance Shares	Stock Appreciation Rights	Shares of Restricted Stock
George Paz	President & Chief Executive Officer	13,647	68,924	13,647
David Lowenberg	Chief Operating Officer	5,715	28,863	5,715
Edward J. Stiften	Senior Vice President & Chief Financial Officer	5,480	27,677	5,480
Thomas M. Boudreau	Senior Vice President & General Counsel	3,481	17,578	3,481
Patrick McNamee	Senior Vice President & Chief Information Officer	1,862	9,404	1,862

Performance Shares.  The performance shares are settled in shares of the Company’s common stock (the “Stock”) on a share-for-share basis.  The number of shares of Stock to be delivered upon settlement of the performance shares is determined based upon the Company’s performance over a set period versus a peer group of companies selected by the Compensation Committee.  The awards are subject to certain amendments to the 2000 LTIP to reflect the performance measures by stockholders at the Company’s 2006 annual meeting; provided, that if not so approved, the award will be void and of no force and effect.

Specifically, the number of shares issued in settlement of the performance share awards will depend on where the Company’s performance for the period from January 1, 2006 through January 1, 2009 ranks in relation to the designated peer group in three equally-rated metrics:

•	compound annual shareholder return (price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends),
•	compound annual growth in earnings per share (basic earnings per share before extraordinary items and discontinued operations), and
•
average return on invested capital (income before extraordinary items (available for common stock) divided by total invested capital, which is the sum of total long-term debt, preferred stock, minority interest and total common equity).

In order for any shares to be issued under the performance share awards, the Company’s composite performance must rank in at least the 40th percentile in relation to its peer group.  Assuming the Company’s composite performance for the performance period is at the 40th percentile, the actual shares of Stock issued will equal 35% of the award targeted for the Named Executive Officer; at the 50th percentile, the actual shares of Stock issued will equal 100% of the award targeted for the Named Executive Officer; and at the 80th percentile, the actual shares of Stock issued will equal 250% of the award targeted for the Named Executive Officer, which is the maximum number of shares that can be awarded.  If the Company’s composite performance falls between these percentile rankings, the actual shares of Stock issued will be determined by interpolation.

Realization of the performance share awards and their actual value, if any, will depend on the applicable targets being met and the market value of the Stock on the date the performance share awards are settled.

The awards provide for certain rights in the event of termination of employment as a result of death, disability or retirement, but terminate in the event of termination of employment for any other reason prior to the last day of the performance period.  Notwithstanding the foregoing, the awards provide that upon a change of control (as defined) prior to the last day of the performance period, participants who remain employed on the date of a change in control or who terminated earlier on account of death, disability or retirement will receive cash equal to the value of the Stock represented by the performance shares on the last trading day before the change in control.

The performance shares are subject to the terms of the 2000 LTIP and a Performance Share Agreement entered into with each participant.  The 2000 LTIP is listed as Exhibit 10.5 and 10.6, and the form of award agreement is filed as Exhibit 10.2, to the Current Report on Form 8-K to which this Exhibit 10.1 is attached and are hereby incorporated herein by this reference.

Stock Appreciation Rights.  The stock appreciation rights (“SARs”) were granted with a specified exercise price of $87.27 per share, which was equal to the fair market value of the Stock on the date of grant, and will be settled in Stock to the extent there has been appreciation in the market value of the Stock from the date of grant to the date such SARs are exercised.  The SARs vest and become exercisable in equal amounts annually over a period of three years on the anniversary date of the grant, and expire on the seventh anniversary of their grant.  The actual value, if any, of the SARs will depend on the market value of the Stock on the date the SARs are exercised.

The SARs are subject to the terms and conditions of the 2000 LTIP as well as a Stock Appreciation Right Award Agreement entered into with each participant.  The 2000 LTIP is listed as Exhibit 10.5 and 10.6, and the form of award agreement is filed as Exhibit 10.3, to the Current Report on Form 8-K to which this Exhibit 10.1 is attached and are hereby incorporated herein by this reference.

Restricted Stock.  The shares of restricted stock awarded to the Named Executive Officers are initially subject to restrictions which prohibit the sale or transfer of the restricted stock.  The restrictions on the restricted stock lapse as to one-third of each award annually over a period of three years on the anniversary date of the grant.  Holders are entitled to the same rights to dividends on and to vote shares of restricted stock as other shareholders.

The restricted stock awards are subject to the terms and conditions of the 2000 LTIP as well as a Restricted Stock Agreement entered into with each participant.  The 2000 LTIP is listed as Exhibit 10.5 and 10.6, and the form of award agreement is listed as Exhibit 10.4, to the Current Report on Form 8-K to which this Exhibit 10.1 is attached and each are hereby incorporated herein by this reference.